Exhibit 99.1

Contact:	Jennifer Rosa (216) 429-5037
Monica Martines (216) 441-7346

For release Wednesday, November 10, 2010

TFS Financial Corporation Announces Fourth Quarter and Year Ended September 30, 2010 Financial Results

(Cleveland, OH – November 10, 2010) – TFS Financial Corporation (NASDAQ: TFSL) (the “Company”), the holding company for Third Federal Savings and Loan Association of Cleveland (the “Association”), today announced quarterly and fiscal year results for the periods ended September 30, 2010.

The Company reported net income of $11.3 million for the year ended September 30, 2010, compared to net income of $14.4 million for the year ended September 30, 2009. This change was attributed to decreases in both net interest income and non-interest income partially offset by a decrease in the provision for loan losses. The Company reported a net loss of $10.7 million for the three months ended September 30, 2010, compared to a net loss of $12.9 million for the three months ended September 30, 2009. This change was mainly attributed to a decrease in the provision for loan losses, partially offset by an increase in non-interest expense and a decrease in non-interest income.

The Company recorded a provision for loan losses of $106.0 million for the year ended September 30, 2010 and $115.0 million for the year ended September 30, 2009. The provisions recorded exceeded net charge-offs of $68.0 million and $63.5 million for the fiscal years ended September 30, 2010 and 2009, respectively. The Company recorded a provision for loan losses of $35.0 million for the three months ended September 30, 2010 and $57.0 million for the three months ended September 30, 2009. The provisions exceeded net charge-offs of $20.2 million and $17.6 million for the three months ended September 30, 2010 and 2009, respectively. The level of charge-offs in the portfolio remains elevated. As delinquencies in the portfolio have been resolved through pay-off, short sale or foreclosure, or management determines the collateral is not sufficient to satisfy the loan, uncollected balances have been charged against the allowance for loan losses previously provided. The allowance for loan losses was $133.2 million, or 1.42% of total loans receivable, at September 30, 2010, compared to $95.2 million, or 1.02% of total loans receivable, at September 30, 2009.

Non-performing loans increased $31.7 million to $287.4 million, or 3.07% of total loans, at September 30, 2010 from $255.8 million, or 2.73% of total loans, at September 30, 2009. The $31.7 million increase in non-performing loans for the year ended September 30, 2010, consisted of a $35.7 million increase in the residential, non-Home Today portfolio; a $7.8 million increase in the residential, Home Today portfolio; a $5.2 million decrease in the equity loans and lines of credit portfolio; and a $6.6 million decrease in construction loans. Non-performing loans decreased $3.3 million to $287.4 million, or 3.07% of total loans, at September 30, 2010 from $290.7 million, or 3.25% of total loans, at June 30, 2010. The $3.3 million decrease in non-performing loans for the three months ended September 30, 2010, consisted of a $5.5 million increase in the residential, non-Home Today portfolio; a $4.3 million decrease in the residential, Home Today portfolio; a $3.5 million decrease in the equity loans and lines of credit portfolio; and a $1.0 million decrease in construction loans. The Home Today portfolio is an affordable housing program targeted toward low and moderate income home buyers, which totaled $280.5 million at September 30, 2010 and $291.7 million at September 30, 2009. Responding to the economic challenges facing many customers, the level of loan modifications increased, resulting in $135.3 million of troubled debt restructurings recorded at September 30, 2010, an $88.8 million increase from September 30, 2009. Of the $135.3 million of troubled debt restructurings recorded at September 30, 2010, $57.4 million is in the residential, non-Home Today portfolio and $72.4 million is in the Home Today portfolio.

Net interest income decreased $2.6 million, or 1.1%, to $227.5 million for the year ended September 30, 2010 from $230.1 million for the year ended September 30, 2009. While net interest income decreased, the interest rate spread improved, increasing 7 basis points to 1.77% for the year ended September 30, 2010 from 1.70% for the year ended September 30, 2009.

Non-interest income decreased $8.7 million, or 12.9%, to $58.6 million for the year ended September 30, 2010 from $67.4 million for the year ended September 30, 2009. This decrease primarily resulted from a $7.5 million decrease in net gain on the sale of loans, most of which occurred in the three months ended September 30, 2010.

Non-interest expense decreased $455 thousand, or 0.3%, to $161.9 million for the year ended September 30, 2010 from $162.4 million for the year ended September 30, 2009. Non-interest expense increased $6.2 million, or 17.5%, to $41.8 million for the three months ended September 30, 2010 from $35.6 million for the three months ended September 30, 2009. The increase primarily resulted from increased marketing costs, federal insurance premiums and other operating expenses.

Total assets increased $477.2 million, or 4.5%, to $11.08 billion at September 30, 2010 from $10.60 billion at September 30, 2009. The change in assets was the result of increases in our cash and cash equivalents, investment securities and other assets partially offset by decreases in our loan portfolio.

Cash and cash equivalents increased $436.7 million, or 142.0%, to $743.7 million at September 30, 2010 from $307.0 million at September 30, 2009, as we have retained our most liquid assets for subsequent reinvestment in investment securities and/or loan products that provide higher yields along with longer maturities. This increase is primarily the result of successful deposit gathering combined with an increase in payments collected from borrowers on loans we service for others.

Net loans held for investment decreased $37.8 million, or less than 1%, to $9.18 million at September 30, 2010 from $9.22 billion at September 30, 2009. The decrease was primarily the result of a $38.0 million increase in the allowance for loan losses to $133.2 million from $95.2 million.

Other assets increased $47.3 million, or 89%, to $100.5 million at September 30, 2010 from $53.2 million at September 30, 2009. This increase is largely the result of the $39.5 million remaining balance of a $51.9 million prepayment of FDIC insurance assessments made in December 2009.

Deposits increased $281.4 million, or 3%, to $8.85 billion at September 30, 2010 from $8.57 billion at September 30, 2009. The increase in deposits was primarily the result of a $355.7 million increase in high-yield savings accounts partially offset by a $48.1 million decrease in certificates of deposits, and a $22.3 million decrease in our high yield-checking accounts.

Principal, interest and related escrow owed on loans serviced increased $178.7 million, or 169%, to $284.4 million at September 30, 2010 from $105.7 million at September 30, 2009. This increase is primarily attributable to the increase of principal and interest payments resulting from increased prepayments related to an increase in refinance activity.

Shareholders’ equity increased $7.0 million during the year, to $1.75 billion at September 30, 2010. This reflects $11.3 million of net income during the year reduced by $1.8 million of repurchases of outstanding common stock and $15.6 million in dividends paid on our shares of common stock (other than the shares held by Third Federal Savings, MHC and unallocated ESOP shares) in the current fiscal year. The remainder reflects adjustments related to the allocation of shares of our common stock related to the ESOP, stock compensation plans and adjustments to our accumulated other comprehensive loss attributable primarily to the change in our pension obligation. We repurchased 161.4 thousand shares of common stock during the year ended September 30, 2010.

Under the terms of an August 13, 2010 Memorandum of Understanding (“MOU”) with the Office of Thrift Supervision (“OTS”), the Association was responsible for the submission of various documents relating to its home equity lending portfolio. The Association believes the requirements of the MOU for the submission of documents have been met, subject to ongoing monitoring reports. The OTS is currently reviewing the plan the Association submitted to further limit its home equity portfolio exposure, but the OTS has neither approved nor disapproved the plan. The Association has begun several methods to reduce its home equity exposure, including refinances, voluntary home equity line of credit closures and line suspensions where borrowers have experienced significant declines in their equity in the mortgaged property.

At September 30, 2010¸ the Association was “well capitalized” for regulatory capital purposes, as its tier 1 risk based capital ratio was 18.00% and its total risk based capital was 19.17%, both of which substantially exceed the amounts required for the Association to be considered well capitalized.

Forward Looking Statements

This report contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans and prospects and growth and operating strategies;

•	statements concerning trends in our provision for loan losses and charge-offs;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

•	significantly increased competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	general economic conditions, either nationally or in our market areas, including unemployment prospects and conditions, that are worse than expected;

•	adverse changes and volatility in the securities markets;

•	adverse changes and volatility in credit markets;

•	our ability to enter new markets successfully and take advantage of growth opportunities, and the possible short-term dilutive effect of potential acquisitions or de novo branches, if any;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board and the Public Company Accounting Oversight Board;

•	future adverse developments concerning Fannie Mae or Freddie Mac;

•	changes in monetary and fiscal policy of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board;

•	changes in policy and/or assessment rates of taxing authorities that adversely affect us;

•	changes in laws or governmental regulations affecting financial institutions, including changes in regulatory costs and capital requirements;

•	the timing and the amount of revenue that we may recognize;

•	changes in expense trends (including, but not limited to trends affecting non-performing assets, charge-offs and provisions for loan losses);

•	inability of third-party providers to perform their obligations to us;

•	adverse changes and volatility in real estate markets;

•	a slowing or failure of the moderate economic recovery that began last year;

•	the extensive reforms enacted in the Dodd-Frank Wall Street Reform and Consumer Protection Act, which will impact us;

•

the adoption of implementing regulations by a number of different regulatory bodies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, and uncertainty in the exact nature, extent and timing of such regulations and the impact they will have on us;

•	changes in our organization, or compensation and benefit plans; and

•	the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and its impact on the credit quality of our loans and other assets.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONDITION (unaudited)

(In thousands, except share data)

	September 30, 2010	September 30, 2009
ASSETS
Cash and due from banks	$38,804	$20,823
Other interest-bearing cash equivalents	704,936	286,223

Cash and Cash equivalents	743,740	307,046

Investment securities
Available for sale (amortized cost $24,480 and $23,065, respectively)	24,619	23,434
Held to maturity (fair value $657,076 and $587,440, respectively)	646,940	578,331

Investment securities	671,559	601,765

Mortgage loans held for sale (includes $0 and $40,436, measured at fair value for the period ended September 30, 2010)	25,027	61,170
Loans held for investment, net:
Mortgage loans	9,323,073	9,318,189
Other loans	7,199	7,107
Deferred loan fees, net	(15,283)	(10,463)
Allowance for loan losses	(133,240)	(95,248)

Loans, net	9,181,749	9,219,585

Mortgage loan servicing assets, net	38,658	41,375
Federal Home Loan Bank stock, at cost	35,620	35,620
Real estate owned	15,912	17,733
Premises, equipment, and software, net	62,685	65,134
Accrued interest receivable	36,282	38,365
Bank owned life insurance contracts	164,334	157,864
Other assets	100,461	53,183

TOTAL ASSETS	$11,076,027	$10,598,840

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$8,851,941	$8,570,506
Borrowed funds	70,158	70,158
Borrowers’ advances for insurance and taxes	51,401	48,192
Principal, interest, and related escrow owed on loans serviced	284,425	105,719
Accrued expenses and other liabilities	65,205	58,400

Total liabilities	9,323,130	8,852,975

Commitments and contingent liabilities

Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding
Common stock, $0.01 par value, 700,000,000 shares authorized; 332,318,750 shares issued; 308,395,000 and 308,476,400 outstanding at September 30, 2010 and September 30, 2009, respectively	3,323	3,323
Paid-in capital	1,686,062	1,679,000
Treasury stock, at cost; 23,923,750 & 23,842,350 shares at September 30, 2010 & September 30, 2009, respectively	(288,366)	(287,514)
Unallocated ESOP shares	(82,699)	(87,896)
Retained earnings—substantially restricted	452,633	456,875
Accumulated other comprehensive loss	(18,056)	(17,923)

Total shareholders’ equity	1,752,897	1,745,865

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$11,076,027	$10,598,840

TFS FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS) (unaudited)

(In thousands except share and per share data)

	For the Three Months Ended September 30,		For the Fiscal Year Ended September 30,
	2010	2009	2010	2009
INTEREST AND DIVIDEND INCOME:
Loans, including fees	$99,764	$107,978	$415,477	$455,933
Investment securities available for sale	133	146	549	790
Investment securities held to maturity	4,407	5,345	19,046	28,601
Federal funds sold	—	—	—	1
Other interest and dividend earning assets	1,006	585	2,819	1,897

Total interest and dividend income	105,310	114,054	437,891	487,222

INTEREST EXPENSE:
Deposits	49,683	57,326	208,462	254,491
Borrowed funds	484	554	1,923	2,656

Total interest expense	50,167	57,880	210,385	257,147

NET INTEREST INCOME	55,143	56,174	227,506	230,075
PROVISION FOR LOAN LOSSES	35,000	57,000	106,000	115,000

NET INTEREST INCOME (LOSS) AFTER PROVISION FOR LOAN LOSSES	20,143	(826)	121,506	115,075

NON-INTEREST INCOME:
Fees and service charges, net of amortization	3,967	6,342	20,625	21,591
Net gain (loss) on the sale of loans	(207)	6,583	25,303	32,850
Increase in and death benefits from bank owned life insurance contracts	1,671	1,674	6,491	6,591
Income (loss) on private equity investments	123	207	669	(821)
Other	1,274	1,997	5,550	7,173

Total non-interest income	6,828	16,803	58,638	67,384

NON-INTEREST EXPENSE
Salaries and employee benefits	20,036	18,945	83,915	78,050
Marketing services	1,072	(837)	6,043	7,116
Office property, equipment, and software	4,718	5,367	20,379	21,902
Federal insurance premium	6,136	3,390	18,898	18,918
State franchise tax	893	1,049	4,602	5,037
Real estate owned expense, net	1,297	2,131	5,339	7,918
Other operating expenses	7,668	5,557	22,757	23,447

Total non-interest expense	41,820	35,602	161,933	162,388

INCOME (LOSS) BEFORE INCOME TAXES	(14,849)	(19,625)	18,211	20,071
INCOME TAX EXPENSE (BENEFIT)	(4,102)	(6,735)	6,873	5,676

NET INCOME (LOSS)	(10,747)	(12,890)	11,338	14,395

Earnings (loss) per share - basic and fully diluted	$(0.04)	$(0.04)	$0.04	$0.05
Weighted average shares outstanding
Basic	300,002,153	299,703,812	299,795,588	301,227,599
Fully diluted	300,002,153	300,061,486	300,252,913	301,592,405

TFS FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCES AND YIELDS (unaudited)

	Year Ended September 30, 2010			Year Ended September 30, 2009
	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost
	(Dollars in thousands)

Interest-earning assets:
Federal funds sold	$0	$0	0.00%	$350	$1	0.29%
Other interest-bearing cash equivalents	505,706	1,216	0.24%	96,026	213	0.22%
Investment securities	17,343	364	2.10%	17,910	465	2.60%
Mortgage-backed securities	635,845	19,231	3.02%	711,756	28,926	4.06%
Loans	9,327,280	415,477	4.45%	9,600,665	455,933	4.75%
Federal Home Loan Bank stock	35,620	1,603	4.50%	35,620	1,684	4.73%

Total interest-earning assets	10,521,794	437,891	4.16%	10,462,327	487,222	4.66%

Non-interest-earning assets	302,647			320,039

Total assets	$10,824,441			$10,782,366

Interest-bearing liabilities:
NOW accounts	$975,889	5,485	0.56%	$1,046,640	9,145	0.87%
Passbook savings	1,442,641	13,181	0.91%	1,139,916	16,135	1.42%
Certificates of deposit	6,301,459	189,796	3.01%	6,200,984	229,211	3.70%
Borrowed funds	70,009	1,923	2.75%	289,911	2,656	0.92%

Total interest-bearing liabilities	8,789,998	210,385	2.39%	8,677,451	257,147	2.96%

Non-interest-bearing liabilities	281,976			305,878

Total liabilities	9,071,974			8,983,329
Shareholders’ equity	1,752,467			1,799,037

Total liabilities and shareholders’ equity	$10,824,441			$10,782,366

Net interest income		$227,506			$230,075

Interest rate spread (a)			1.77%			1.70%

Net interest-earning assets (b)	$1,731,796			$1,784,876

Net interest margin (c)		2.16%			2.20%

Average interest-earning assets to average interest-bearing liabilities	119.70%			120.57%

(a)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(b)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(c)	Net interest margin represents net interest income divided by total interest-earning assets.